CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions Financial Highlights in the Prospectus dated February 11th, 2026, and included in this Post-Effective Amendment No. 167 to the Registration Statement (Form N-1A, File No. 33-49098) of Sterling Capital Funds.

We also consent to the incorporation by reference of our report dated November 26, 2025, with respect to the financial statements and financial highlights of Guardian Capital Dividend Growth Fund (one of the funds constituting Capitol Series Trust) included in the Annual Report (Form N-CSR) for the year ended September 30, 2025, into this Registration Statement, filed with the Securities and Exchange Commission.

Cincinnati, Ohio

February 13th, 2026